                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV

Travelers Reports Third Quarter 2023 Net Income of $404 million and Core Income of $454 million
Third Quarter 2023 Net Income per Diluted Share of $1.74 and Return on Equity of 7.7%
Third Quarter 2023 Core Income per Diluted Share of $1.95 and Core Return on Equity of 6.9%
•Excellent underlying underwriting income of $868 million pre-tax, up 43%.
•Consolidated combined ratio of 101.0%; and underlying combined ratio of 90.6%, a 1.9 point improvement.
•Catastrophe losses of $850 million pre-tax compared to $512 million pre-tax in the prior year quarter.
•Net unfavorable prior year reserve development of $154 million pre-tax primarily due to an addition to asbestos reserves of $284 million pre-tax.
•Record net written premiums of $10.493 billion, up 14% over the prior year quarter, including growth in all three segments.
•Strong renewal premium change in all three segments, including record levels in Business Insurance and Personal Automobile.
•Net investment income increased 30% pre-tax over the prior year quarter primarily due to strong fixed income returns.

New York, October 18, 2023 — The Travelers Companies, Inc. today reported net income of $404 million, or $1.74 per diluted share, for the quarter ended September 30, 2023, compared to $454 million, or $1.89 per diluted share, in the prior year quarter. Core income in the current quarter was $454 million, or $1.95 per diluted share, compared to $526 million, or $2.20 per diluted share, in the prior year quarter. Core income decreased primarily due to higher catastrophe losses and net unfavorable prior year reserve development (driven by the Company’s run-off businesses) compared to net favorable prior year reserve development in the prior year quarter, partially offset by a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) and higher net investment income. Net realized investment losses in the current quarter were $65 million pre-tax ($50 million after-tax), compared to $93 million pre-tax ($72 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Change		2023	2022	Change
Net written premiums	$10,493	$9,198	14%		$30,207	$26,585	14%

Total revenues	$10,635	$9,303	14		$30,437	$27,248	12
Net income	$404	$454	(11)		$1,365	$2,023	(33)
per diluted share	$1.74	$1.89	(8)		$5.83	$8.34	(30)
Core income	$454	$526	(14)		$1,439	$2,188	(34)
per diluted share	$1.95	$2.20	(11)		$6.15	$9.02	(32)
Diluted weighted average shares outstanding	231.1	237.9	(3)		232.5	240.9	(3)
Combined ratio	101.0%	98.2%	2.8	pts	101.0%	96.0%	5.0	pts
Underlying combined ratio	90.6%	92.5%	(1.9)	pts	90.8%	92.2%	(1.4)	pts
Return on equity	7.7%	8.5%	(0.8)	pts	8.3%	11.1%	(2.8)	pts
Core return on equity	6.9%	7.9%	(1.0)	pts	7.2%	10.9%	(3.7)	pts

	As of			Change From
	September 30, 2023	December 31, 2022	September 30, 2022	December 31, 2022	September 30, 2022
Book value per share	$87.47	$92.90	$84.94	(6)%	3%
Adjusted book value per share	115.78	114.00	111.90	2%	3%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Core income of $454 million for the quarter benefited from very strong underlying underwriting returns and net investment income but was also impacted by elevated catastrophe losses,” said Alan Schnitzer, Chairman and Chief Executive Officer. “We are very pleased with the underlying fundamentals of our business. Underlying underwriting income of $868 million pre-tax was up 43% over the prior year quarter, driven by record net earned premiums of $9.7 billion and a consolidated underlying combined ratio which improved 1.9 points to an excellent 90.6%. The underlying combined ratio in our commercial segments remained excellent, and the underlying combined ratio in Personal Insurance improved by more than 5 points to 94.2%. Our high-quality investment portfolio continued to perform extremely well, generating after-tax net investment income of $640 million.

“Through excellent marketplace execution across all three segments, we delivered growth of $1.3 billion, or 14%, in net written premiums to a record $10.5 billion. In Business Insurance, we grew net written premiums by 16%. Renewal premium change in the segment was very strong at 12.9%. Renewal rate change accelerated sequentially to 7.9%, while retention remained historically high at 87%. New business was strong and higher broadly across the segment. In Bond & Specialty Insurance, we grew net written premiums to a milestone $1 billion, achieved 91% retention of our high-quality management liability business and grew net written premiums in our industry-leading surety business by 13%. Given the attractive returns, we are very pleased with the strong production results in both of our commercial business segments. In Personal Insurance, 14% top-line growth was driven by higher pricing. Renewal premium change was 19.4% in our Homeowners and Other business and increased to a record high 18.2% in our Auto business.

“The fundamentals in our commercial businesses are terrific, the underlying results in our personal insurance business are improving and heading in the right direction and we are achieving steadily rising returns in our growing fixed income portfolio. Alongside that momentum, we are making excellent progress in the execution of our focused innovation agenda. For those reasons and more, we are very confident in the outlook across our diversified business.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain (loss):	$(136)		$115		$(251)		$(409)		$887		$(1,296)
Underwriting gain (loss) includes:
Net favorable (unfavorable) prior year reserve development	(154)		20		(174)		11		464		(453)
Catastrophes, net of reinsurance	(850)		(512)		(338)		(2,866)		(1,418)		(1,448)
Net investment income	769		593		176		2,144		1,937		207
Other income (expense), including interest expense	(96)		(87)		(9)		(289)		(246)		(43)
Core income before income taxes	537		621		(84)		1,446		2,578		(1,132)
Income tax expense	83		95		(12)		7		390		(383)
Core income	454		526		(72)		1,439		2,188		(749)
Net realized investment losses after income taxes	(50)		(72)		22		(74)		(165)		91
Net income	$404		$454		$(50)		$1,365		$2,023		$(658)

Combined ratio	101.0%		98.2%		2.8	pts	101.0%		96.0%		5.0	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	1.6	pts	(0.2)	pts	1.8	pts	(0.1)	pts	(1.9)	pts	1.8	pts
Catastrophes, net of reinsurance	8.8	pts	5.9	pts	2.9	pts	10.3	pts	5.7	pts	4.6	pts
Underlying combined ratio	90.6%		92.5%		(1.9)	pts	90.8%		92.2%		(1.4)	pts

Net written premiums
Business Insurance	$5,080		$4,370		16%		$15,412		$13,245		16%
Bond & Specialty Insurance	1,003		964		4		2,853		2,808		2
Personal Insurance	4,410		3,864		14		11,942		10,532		13
Total	$10,493		$9,198		14%		$30,207		$26,585		14%
Third Quarter 2023 Results
(All comparisons vs. third quarter 2022, unless noted otherwise)
Net income of $404 million decreased $50 million, due to lower core income, partially offset by lower net realized investment losses. Core income of $454 million decreased $72 million, primarily due to higher catastrophe losses and net unfavorable prior year reserve development (driven by the Company’s run-off businesses) compared to net favorable prior year reserve development in the prior year quarter, partially offset by a higher underlying underwriting gain and higher net investment income. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $65 million pre-tax ($50 million after-tax), compared to $93 million pre-tax ($72 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 101.0% increased 2.8 points due to higher catastrophe losses (2.9 points) and net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (1.8 points), partially offset by a lower underlying combined ratio (1.9 points).
•The underlying combined ratio of 90.6% improved 1.9 points. See below for further details by segment.
•Net unfavorable prior year reserve development in Business Insurance was partially offset by net favorable prior year reserve development in Bond & Specialty Insurance and Personal Insurance. See below for further details by segment.
•Catastrophe losses primarily resulted from numerous severe wind and hail storms in multiple states.
Net investment income of $769 million pre-tax ($640 million after-tax) increased 30%. Income from the fixed income investment portfolio increased over the prior year quarter due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio increased over the prior year quarter due to higher private equity partnership returns. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets.

Net written premiums of $10.493 billion increased 14%. See below for further details by segment.

Year-to-Date 2023 Results
(All comparisons vs. year-to-date 2022, unless noted otherwise)

Net income of $1.365 billion decreased $658 million, due to lower core income, partially offset by lower net realized investment losses. Core income of $1.439 billion decreased $749 million, primarily due to higher catastrophe losses and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain and higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year period also included a one-time tax benefit of $211 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year period included a $47 million reduction in income tax expense as a result of the resolution of prior year tax matters. These tax benefits are included in the income tax line in the Consolidated Statement of Income and accordingly do not impact the combined ratio or the underlying combined ratio. Net realized investment losses were $94 million pre-tax ($74 million after-tax), compared to $211 million pre-tax ($165 million after-tax) in the prior year period.

Combined ratio:

•The combined ratio of 101.0% increased 5.0 points due to higher catastrophe losses (4.6 points) and lower net favorable prior year reserve development (1.8 points), partially offset by a lower underlying combined ratio (1.4 points).

•The underlying combined ratio of 90.8% improved 1.4 points. See below for further details by segment.

•Net favorable prior year reserve development in Bond & Specialty Insurance and Personal Insurance was partially offset by net unfavorable prior year reserve development in Business Insurance. See below for further details by segment.

•Catastrophe losses included the third quarter events described above, as well as numerous severe wind and hail storms in multiple states in the first six months of 2023.
Net investment income of $2.144 billion pre-tax ($1.791 billion after-tax) increased 11%. Income from the fixed income investment portfolio increased over the prior year period due to a higher average yield and growth in fixed maturity investments. Income from the non-fixed income investment portfolio was solid but decreased from a strong level in the prior year period, primarily due to lower private equity and real estate partnership returns.

Net written premiums of $30.207 billion increased 14%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $19.978 billion decreased 7% from year-end 2022, primarily due to higher net unrealized investment losses, common share repurchases and dividends to shareholders, partially offset by net income of $1.365 billion. Net unrealized investment losses included in shareholders’ equity were $8.206 billion pre-tax ($6.466 billion after-tax), compared to $6.220 billion pre-tax ($4.898 billion after-tax) at year-end 2022. The increase in net unrealized investment losses was driven by higher interest rates. Book value per share of $87.47 increased 3% over September 30, 2022, and decreased 6% from year-end 2022. Adjusted book value per share of $115.78, which excludes net unrealized investment gains (losses), increased 3% over September 30, 2022, and increased 2% over year-end 2022.

The Company repurchased 0.6 million shares during the third quarter at an average price of $164.50 per share for a total cost of $101 million. At September 30, 2023, the Company had $6.105 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $23.267 billion, and the ratio of debt-to-capital was 28.7%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 23.3%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $1.00 per share. The dividend is payable December 29, 2023, to shareholders of record at the close of business on December 8, 2023.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain:	$31		$148		$(117)		$290		$787		$(497)
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	(263)		(61)		(202)		(345)		254		(599)
Catastrophes, net of reinsurance	(203)		(216)		13		(798)		(529)		(269)
Net investment income	551		426		125		1,533		1,415		118
Other income (expense)	(13)		(14)		1		(56)		(19)		(37)
Segment income before income taxes	569		560		9		1,767		2,183		(416)
Income tax expense	101		89		12		141		377		(236)
Segment income	$468		$471		$(3)		$1,626		$1,806		$(180)

Combined ratio	99.1%		96.3%		2.8	pts	97.7%		93.5%		4.2	pts
Impact on combined ratio
Net (favorable) unfavorable prior year reserve development	5.3	pts	1.4	pts	3.9	pts	2.4	pts	(2.0)	pts	4.4	pts
Catastrophes, net of reinsurance	4.1	pts	4.9	pts	(0.8)	pts	5.7	pts	4.1	pts	1.6	pts
Underlying combined ratio	89.7%		90.0%		(0.3)	pts	89.6%		91.4%		(1.8)	pts

Net written premiums by market
Domestic
Select Accounts	$824		$739		12%		$2,615		$2,365		11%
Middle Market	2,750		2,465		12		8,294		7,410		12
National Accounts	247		247		—		818		790		4
National Property and Other	874		702		25		2,326		1,889		23
Total Domestic	4,695		4,153		13		14,053		12,454		13
International	385		217		77		1,359		791		72
Total	$5,080		$4,370		16%		$15,412		$13,245		16%

Third Quarter 2023 Results
(All comparisons vs. third quarter 2022, unless noted otherwise)

Segment income for Business Insurance was $468 million after-tax, a decrease of $3 million. Segment income decreased primarily due to higher net unfavorable prior year reserve development, partially offset by higher net investment income, a higher underlying underwriting gain and lower catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 99.1% increased 2.8 points due to higher net unfavorable prior year reserve development (3.9 points), partially offset by lower catastrophe losses (0.8 points) and a lower underlying combined ratio (0.3 points).
•The underlying combined ratio improved 0.3 points to a very strong 89.7%.

•Net unfavorable prior year reserve development was primarily driven by (i) net unfavorable prior year reserve development in the run-off operations within the general liability product line, including an addition to asbestos reserves of $284 million and additions to reserves attributable to childhood sexual molestation claims and environmental claims, partially offset by (ii) net favorable prior year reserve development in the ongoing operations, including better than expected loss experience in the domestic operations’ workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the commercial automobile product line for recent accident years. Net unfavorable prior year reserve development in the prior year quarter included an addition to asbestos reserves of $212 million. The Company completes its annual in-depth asbestos claim review in the third quarter of each year.

Net written premiums of $5.080 billion increased 16%, reflecting strong renewal premium change and retention, as well as higher levels of new business. The increase in net written premiums also included the impact of the Company’s quota share reinsurance agreement with subsidiaries of Fidelis Insurance Holdings Limited effective January 1, 2023, which is included in the segment’s International results.

Year-to-Date 2023 Results
(All comparisons vs. year-to-date 2022, unless noted otherwise)

Segment income for Business Insurance was $1.626 billion after-tax, a decrease of $180 million. Segment income decreased primarily due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the same period of 2022 and higher catastrophe losses, partially offset by a higher underlying underwriting gain and higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year period also included a one-time tax benefit of $171 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year period included a $3 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 97.7% increased 4.2 points due to net unfavorable prior year reserve development compared to net favorable prior year reserve development in the same period of 2022 (4.4 points) and higher catastrophe losses (1.6 points), partially offset by a lower underlying combined ratio (1.8 points).
•The underlying combined ratio improved 1.8 points to a very strong 89.6%.

•Net unfavorable prior year reserve development was primarily driven by (i) net unfavorable prior year reserve development in the run-off operations within the general liability product line, including an addition to asbestos reserves and additions to reserves attributable to childhood sexual molestation claims and environmental claims, partially offset by (ii) net favorable prior year reserve development in the ongoing operations, including better than expected loss experience in the domestic operations’ workers’ compensation product line for multiple accident years, partially offset by higher than expected loss experience in the general liability product line for multiple accident years and commercial automobile product line for recent accident years.

Net written premiums of $15.412 billion increased 16%, reflecting the same factors described above for the third quarter of 2023.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting gain:	$241		$234		$7		$617		$629		$(12)
Underwriting gain includes:
Net favorable prior year reserve development	72		63		9		249		171		78
Catastrophes, net of reinsurance	(5)		(11)		6		(31)		(16)		(15)
Net investment income	86		65		21		237		188		49
Other income	4		5		(1)		14		11		3
Segment income before income taxes	331		304		27		868		828		40
Income tax expense	66		62		4		166		141		25
Segment income	$265		$242		$23		$702		$687		$15

Combined ratio	73.6%		72.5%		1.1	pts	76.8%		74.8%		2.0	pts
Impact on combined ratio
Net favorable prior year reserve development	(7.7)	pts	(7.2)	pts	(0.5)	pts	(9.1)	pts	(6.7)	pts	(2.4)	pts
Catastrophes, net of reinsurance	0.6	pts	1.3	pts	(0.7)	pts	1.1	pts	0.6	pts	0.5	pts
Underlying combined ratio	80.7%		78.4%		2.3	pts	84.8%		80.9%		3.9	pts

Net written premiums
Domestic
Management Liability	$551		$554		(1)%		$1,603		$1,592		1%
Surety	321		284		13		871		828		5
Total Domestic	872		838		4		2,474		2,420		2
International	131		126		4		379		388		(2)
Total	$1,003		$964		4%		$2,853		$2,808		2%

Third Quarter 2023 Results
(All comparisons vs. third quarter 2022, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $265 million after-tax, an increase of $23 million. Segment income increased primarily due to higher net investment income, higher net favorable prior year reserve development and lower catastrophe losses, partially offset by a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 73.6% increased 1.1 points due to a higher underlying combined ratio (2.3 points), partially offset by lower catastrophe losses (0.7 points) and higher net favorable prior year reserve development (0.5 points).

•The underlying combined ratio of 80.7% increased 2.3 points, primarily driven by a higher expense ratio.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ fidelity and surety product lines and in the general liability product line for management liability coverages for recent accident years.

Net written premiums of $1.003 billion increased 4%, reflecting strong production in surety, as well as strong retention and new business and positive renewal premium change in management liability.

Year-to-Date 2023 Results
(All comparisons vs. year-to-date 2022, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $702 million after-tax, an increase of $15 million. Segment income increased primarily due to higher net favorable prior year reserve development and higher net investment income, partially offset by a lower underlying underwriting gain and higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year period included a one-time tax benefit of $9 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year period included a $24 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 76.8% increased 2.0 points due to a higher underlying combined ratio (3.9 points) and higher catastrophe losses (0.5 points), partially offset by higher net favorable prior year reserve development (2.4 points).

•The underlying combined ratio of 84.8% increased 3.9 points, primarily driven by losses from a small number of surety accounts and loss activity related to the disruption in the banking sector, as well as a higher expense ratio.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the third quarter of 2023.

Net written premiums of $2.853 billion increased 2%, reflecting the same factors described above for the third quarter of 2023.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2023		2022		Change		2023		2022		Change
Underwriting loss:	$(408)		$(267)		$(141)		$(1,316)		$(529)		$(787)
Underwriting loss includes:
Net favorable prior year reserve development	37		18		19		107		39		68
Catastrophes, net of reinsurance	(642)		(285)		(357)		(2,037)		(873)		(1,164)
Net investment income	132		102		30		374		334		40
Other income	20		18		2		59		50		9
Segment loss before income taxes	(256)		(147)		(109)		(883)		(145)		(738)
Income tax benefit	(63)		(36)		(27)		(235)		(66)		(169)
Segment loss	$(193)		$(111)		$(82)		$(648)		$(79)		$(569)

Combined ratio	110.0%		107.2%		2.8	pts	111.3%		104.7%		6.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.0)	pts	(0.5)	pts	(0.5)	pts	(1.0)	pts	(0.4)	pts	(0.6)	pts
Catastrophes, net of reinsurance	16.8	pts	8.4	pts	8.4	pts	18.5	pts	8.9	pts	9.6	pts
Underlying combined ratio	94.2%		99.3%		(5.1)	pts	93.8%		96.2%		(2.4)	pts

Net written premiums
Domestic
Automobile	$2,022		$1,743		16%		$5,499		$4,868		13%
Homeowners and Other	2,216		1,952		14		5,954		5,164		15
Total Domestic	4,238		3,695		15		11,453		10,032		14
International	172		169		2		489		500		(2)
Total	$4,410		$3,864		14%		$11,942		$10,532		13%

Third Quarter 2023 Results
(All comparisons vs. third quarter 2022, unless noted otherwise)

Segment loss for Personal Insurance was $193 million after-tax, compared with a segment loss of $111 million in the prior year quarter. The increase in segment loss was driven by higher catastrophe losses, partially offset by a higher underlying underwriting gain, higher net investment income and higher net favorable prior year reserve development. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 110.0% increased 2.8 points due to higher catastrophe losses (8.4 points), partially offset by a lower underlying combined ratio (5.1 points) and higher net favorable prior year reserve development (0.5 points).

•The underlying combined ratio of 94.2% improved 5.1 points, reflecting improvement in both Homeowners and Other and Automobile.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the domestic operations’ homeowners and other product line for recent accident years.

Net written premiums of $4.410 billion increased 14%, primarily reflecting higher pricing in both Domestic Homeowners and Other and Domestic Automobile.

Year-to-Date 2023 Results
(All comparisons vs. year-to-date 2022, unless noted otherwise)

Segment loss for Personal Insurance was $648 million after-tax, compared with a segment loss of $79 million in the same period of 2022. The increase in segment loss was driven by higher catastrophe losses, partially offset by a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes. The underlying underwriting gain in the current year period included a one-time tax benefit of $31 million due to the expiration of the statute of limitations with respect to a tax item, while the prior year period included a $20 million reduction in income tax expense as a result of the resolution of prior year tax matters.

Combined ratio:

•The combined ratio of 111.3% increased 6.6 points due to higher catastrophe losses (9.6 points), partially offset by a lower underlying combined ratio (2.4 points) and higher net favorable prior year reserve development (0.6 points).

•The underlying combined ratio of 93.8% improved 2.4 points, reflecting an improvement in Homeowners and Other, partially offset by an increase in Automobile.

•Net favorable prior year reserve development was primarily driven by the same factors described above for the third quarter of 2023.

Net written premiums of $11.942 billion increased 13%, reflecting the same factors described above for the third quarter of 2023.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, October 18, 2023. Investors can access the call via webcast at investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $37 billion in 2022. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business, such as the impact of elevated industrywide loss costs in Personal Insurance, and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates, inflation and disruption in the banking and commercial real estate sectors;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;

•new product offerings;
•the impact of developments in the tort environment;
•the impact of developments in the geopolitical environment; and
•the impact of a U.S. government shutdown.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the ongoing impact of COVID-19 and related risks, and any future pandemics (including new variants of COVID-19);
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.
Technology and Intellectual Property Risks

•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and

•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws (including the Inflation Reduction Act) and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 18, 2023, and in our most recent annual report on Form 10-K filed with the SEC on February 16, 2023, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2023	2022	2023	2022
Net income	$404	$454	$1,365	$2,023
Adjustments:
Net realized investment losses	50	72	74	165
Core income	$454	$526	$1,439	$2,188

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2023	2022	2023	2022
Net income	$472	$528	$1,352	$2,367
Adjustments:
Net realized investment losses	65	93	94	211
Core income	$537	$621	$1,446	$2,578

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2018	2005 - 2017
Net income	$2,842	$3,662	$2,697	$2,622	$2,523	$3,074
Less: Loss from discontinued operations	—	—	—	—	—	(34)
Income from continuing operations	2,842	3,662	2,697	2,622	2,523	3,108
Adjustments:
Net realized investment (gains) losses	156	(132)	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	10
Core income	2,998	3,522	2,686	2,537	2,430	3,081
Less: Preferred dividends	—	—	—	—	—	2
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,430	$3,079
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Diluted income per share
Net income	$1.74	$1.89	$5.83	$8.34
Adjustments:
Net realized investment losses, after-tax	0.21	0.31	0.32	0.68
Core income	$1.95	$2.20	$6.15	$9.02
Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2023	2022	2023	2022
Business Insurance	$468	$471	$1,626	$1,806
Bond & Specialty Insurance	265	242	702	687
Personal Insurance	(193)	(111)	(648)	(79)
Total segment income	540	602	1,680	2,414
Interest Expense and Other	(86)	(76)	(241)	(226)
Total core income	$454	$526	$1,439	$2,188

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2023	2022
Shareholders’ equity	$19,978	$19,906
Adjustments:
Net unrealized investment losses, net of tax, included in shareholders’ equity	6,466	6,317
Net realized investment losses, net of tax	74	165
Adjusted shareholders’ equity	$26,518	$26,388

	As of December 31,					Average Annual
($ in millions)	2022	2021	2020	2019	2018	2005 - 2017
Shareholders’ equity	$21,560	$28,887	$29,201	$25,943	$22,894	$24,794
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	4,898	(2,415)	(4,074)	(2,246)	113	(1,335)
Net realized investment (gains) losses, net of tax	156	(132)	(11)	(85)	(93)	(37)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	22
Preferred stock	—	—	—	—	—	(49)
Loss from discontinued operations	—	—	—	—	—	34
Adjusted shareholders’ equity	$26,614	$26,332	$25,116	$23,612	$22,914	$23,429
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2023	2022	2023	2022
Annualized net income	$1,615	$1,815	$1,820	$2,697
Average shareholders’ equity	20,916	21,390	21,892	24,267
Return on equity	7.7%	8.5%	8.3%	11.1%
Annualized core income	$1,818	$2,104	$1,919	$2,917
Adjusted average shareholders’ equity	26,463	26,481	26,613	26,673
Core return on equity	6.9%	7.9%	7.2%	10.9%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2022	2021	2020	2019	2018	2005 - 2017
Net income, less preferred dividends	$2,842	$3,662	$2,697	$2,622	$2,523	$3,072
Average shareholders' equity	23,384	28,735	26,892	24,922	22,843	24,818
Return on equity	12.2%	12.7%	10.0%	10.5%	11.0%	12.4%
Core income, less preferred dividends	$2,998	$3,522	$2,686	$2,537	$2,430	$3,079
Adjusted average shareholders’ equity	26,588	25,718	23,790	23,335	22,814	23,446
Core return on equity	11.3%	13.7%	11.3%	10.9%	10.7%	13.1%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2023 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax, except as noted)	2023	2022	2023	2022
Net income	$404	$454	$1,365	$2,023
Net realized investment losses	50	72	74	165
Core income	454	526	1,439	2,188
Net investment income	(640)	(505)	(1,791)	(1,639)
Other (income) expense, including interest expense	79	69	237	202
Underwriting income (loss)	(107)	90	(115)	751
Income tax expense (benefit) on underwriting results	(29)	25	(294)	136
Pre-tax underwriting income (loss)	(136)	115	(409)	887
Pre-tax impact of net (favorable) unfavorable prior year reserve development	154	(20)	(11)	(464)
Pre-tax impact of catastrophes	850	512	2,866	1,418
Pre-tax underlying underwriting income	$868	$607	$2,446	$1,841
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, after-tax)	2023	2022	2023	2022
Net income	$404	$454	$1,365	$2,023
Net realized investment losses	50	72	74	165
Core income	454	526	1,439	2,188
Net investment income	(640)	(505)	(1,791)	(1,639)
Other (income) expense, including interest expense	79	69	237	202
Underwriting income (loss)	(107)	90	(115)	751
Impact of net (favorable) unfavorable prior year reserve development	122	(16)	(8)	(367)
Impact of catastrophes	669	404	2,262	1,118
Underlying underwriting income	$684	$478	$2,139	$1,502

	Twelve Months Ended December 31,
($ in millions, after-tax)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment (gains) losses	156	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	—	(8)	—	—	—	129	—	—	—	—	—
Core income	2,998	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	277	235	232	214	248	179	78	193	159	61	171
Underwriting income	1,105	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(512)	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	1,480	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2023	2022	2023	2022
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$7,149	$6,088	$20,335	$16,930
Less:
Policyholder dividends	14	14	36	31
Allocated fee income	42	38	124	112
Loss ratio numerator	$7,093	$6,036	$20,175	$16,787
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,604	$1,406	$4,585	$4,081
General and administrative expenses (G&A)	1,312	1,193	3,887	3,607
Less:
Non-insurance G&A	99	83	286	252
Allocated fee income	70	66	200	195
Billing and policy fees and other	28	27	84	81
Expense ratio numerator	$2,719	$2,423	$7,902	$7,160
Earned premium	$9,718	$8,615	$27,788	$24,946
Combined ratio (1)
Loss and loss adjustment expense ratio	73.0%	70.1%	72.6%	67.3%
Underwriting expense ratio	28.0%	28.1%	28.4%	28.7%
Combined ratio	101.0%	98.2%	101.0%	96.0%
Impact on combined ratio:
Net (favorable) unfavorable prior year reserve development	1.6%	(0.2)%	(0.1)%	(1.9)%
Catastrophes, net of reinsurance	8.8%	5.9%	10.3%	5.7%
Underlying combined ratio	90.6%	92.5%	90.8%	92.2%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Losses, Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	September 30, 2023	December 31, 2022	September 30, 2022
Shareholders’ equity	$19,978	$21,560	$19,906
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(6,466)	(4,898)	(6,317)
Shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	26,444	26,458	26,223
Less:
Goodwill	3,955	3,952	3,922
Other intangible assets	278	287	287
Impact of deferred tax on other intangible assets	(64)	(60)	(54)
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$22,275	$22,279	$22,068
Common shares outstanding	228.4	232.1	234.3
Book value per share	$87.47	$92.90	$84.94
Adjusted book value per share	115.78	114.00	111.90
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	97.53	96.00	94.17

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	September 30, 2023	December 31, 2022
Debt	$8,031	$7,292
Shareholders’ equity	19,978	21,560
Total capitalization	28,009	28,852
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(6,466)	(4,898)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$34,475	$33,750
Debt-to-capital ratio	28.7%	25.3%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	23.3%	21.6%

RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of September 30,
($ in millions)	2023	2022
Invested assets	$82,956	$78,113
Less: Net unrealized investment losses, pre-tax	(8,206)	(8,021)
Invested assets excluding net unrealized investment losses	$91,162	$86,134

	As of December 31,
($ in millions)	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Invested assets	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838	$72,701
Less: Net unrealized investment gains (losses), pre-tax	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761	4,399
Invested assets excluding net unrealized investment gains (losses)	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077	$68,302

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2023, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825